Exhibit No. 4.1

                       REASSIGNMENT NO. 12 OF RECEIVABLES


     REASSIGNMENT NO. 12 OF RECEIVABLES ("Reassignment"), dated as of August 31, 2005, by and between CITI OMNI-S FINANCE LLC, a Delaware corporation (the "Seller"), and THE BANK OF NEW YORK (as successor trustee to Bank One, National Association (formerly The First National Bank of Chicago)) (the "Trustee"), pursuant to the Pooling and Servicing Agreement referred to below.

                               W I T N E S S E T H


     WHEREAS, the Seller and the Trustee are parties to the Pooling and Servicing Agreement, dated as of July 31, 1994 (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the "Pooling and Servicing Agreement");

     WHEREAS, pursuant to the Pooling and Servicing Agreement, the Seller wishes to remove all Receivables from certain designated Accounts of the Seller (the "Removed Accounts") and to cause the Trustee to reconvey the Receivables of such Removed Accounts, whether now existing or hereafter created, from the Trust to the Seller (as each such term is defined in the Pooling and Servicing Agreement); and

     WHEREAS, the Trustee is willing to accept such designation and to reconvey the Receivables in the Removed Accounts subject to the terms and conditions hereof;

     NOW, THEREFORE, the Seller and the Trustee hereby agree as follows:

     1. Defined Terms. All terms defined in the Pooling and Servicing Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

     "Removal Date" shall mean, with respect to the Removed Accounts designated hereby, August 31, 2005.

     "Removal Notice Date" shall mean, with respect to the Removed Accounts designated hereby, August 24, 2005 (which shall be a date on or prior to the fifth Business Day prior to the Removal Date).

     2. Designation of Removed Accounts. The Seller shall deliver to the Trustee, not later than five Business Days after the Removal Date, a computer file, microfiche list or hard copy containing a true and complete list of all such Removed Accounts, which computer file, microfiche list or hard copy shall, as of the Removal Date, amend Schedule 1 to the Pooling and Servicing Agreement.

     3. Conveyance of Receivables.

     (a) The Trustee does hereby transfer, assign, set-over and otherwise convey to the Seller, without recourse on and after the Removal Date, all right, title and interest of the Trust in and to the Receivables now existing and hereafter created in the Removed Accounts designated hereby, all monies due or to become due with respect thereto (including all Finance Charge Receivables), all proceeds (as defined in Article 9 of the UCC as in effect in the State of New
York) of such Receivables and Insurance Proceeds relating thereto.

     (b) In connection with such transfer, the Trustee authorizes the Seller to file a termination statement with respect to the Receivables now existing and hereafter created in the Removed Accounts designated hereby (which may be a single termination statement with respect to all such Receivables) evidencing the release by the Trust of its lien on the Receivables in the Removed Accounts, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to remove such lien.

     4. [Reserved].

     5. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Trust as of the Removal Date:

     (a) Legal, Valid and Binding Obligation. This Reassignment constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought; and

     (b) Selection Procedures. No selection procedures believed by the Seller to be materially adverse to the interests of the Investor Certificateholders were utilized in selecting the Removed Accounts designated hereby.

     6. Representations and Warranties of the Trustee. Since the date of transfer by the Seller under the Pooling and Servicing Agreement, the Trustee has not sold, transferred or encumbered any Receivable in any Removed Account or any interest therein.

     7. Conditions Precedent. The amendment of the Pooling and Servicing Agreement set forth in Section 8 hereof is subject to the satisfaction of the condition precedent that the Seller shall have delivered to the Trustee an Officer's Certificate certifying that (i) all requirements set forth in Section
2.09 of the Pooling and Servicing Agreement for designating Removed Accounts and reconveying the Receivables of such Removed Accounts, whether now existing or hereafter created, have been satisfied, and (ii) each of the representations and warranties made by the Seller in Section 5 hereof is true and correct. The Trustee may conclusively rely on such Officer's Certificate, shall have no duty to make inquiries with regard to the matters set forth therein and shall incur no liability in so relying.

     8. Amendment of the Pooling and Servicing Agreement. The Pooling and Servicing Agreement is hereby amended to provide that all references therein to the "Pooling and Servicing Agreement," to "this Agreement" and "herein" shall be deemed from and after the Removal Date to be a dual reference to the Pooling and Servicing Agreement as supplemented by this Reassignment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Pooling and Servicing Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their terms and except as expressly provided herein shall not constitute or be deemed to constitute a waiver of compliance with or a consent to non-compliance with any term or provision of the Pooling and Servicing Agreement.

     9. Counterparts. This Reassignment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this Reassignment No. 12 of Receivables to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

                                CITI OMNI-S FINANCE LLC


                                By:/s/ Douglas C. Morrison
                                   -----------------------
                                       Douglas C. Morrison
                                       President


                                THE BANK OF NEW YORK
                                 as Trustee


                                By:/s/ Eric A. Lindahl
                                  --------------------
                                       Eric A. Lindahl
                                       Agent